Exhibit 99.1

Virco reports improved profitability for fiscal quarter and year-ended January 31, 2020

•Operating income more than doubles on modestly lower revenue
•Domestic factories and warehouses yield improved efficiencies
•Order activity remains stable

April 30, 2020 - Torrance, California-Virco Mfg. Corporation (NASDAQ: VIRC) today reported financial results for the fourth quarter and full year ended January 31, 2020, in the following press release to shareholders and customers:

Reflecting an intentional emphasis on the higher value-added of project management, operating income more than doubled for the full fiscal year despite a 5% decline in overall revenue. For the full year ended January 31, 2020, operating income improved to $5,915,000 compared to $2,331,000 last year. Revenue declined to $191,063,000 from $200,716,000. Net earnings for the year were $2,382,000 vs. a loss of $1,614,000 the prior year.

Turnkey Furniture, Fixtures, and Equipment (FF&E) projects for new school buildings involve complex specifications and phased, time-sensitive installations. As these kinds of projects became more common following the Great Recession of 2008-2009, Virco implemented a number of sales, operating and distribution initiatives to more tightly integrate the Company’s vertical business model. These initiatives resulted in a higher proportion of on-time deliveries as well as lower overall installation expense and greatly improved levels of customer satisfaction. The cumulative impacts of these changes were largely responsible for the Company’s improved profitability in FYE 2020. Management further believes its vertical business model with factories in Conway, Arkansas, and Torrance, California, provides a meaningful degree of protection against the uncertainties of extended supply chains. This was becoming more evident during the tariff negotiations of late 2019 and Management believes it may prove even more beneficial as schools attempt to recover from the COVID-19 pandemic.

For the fourth quarter of fiscal 2020, revenue was virtually flat at $26,813,000 compared to $26,536,000 in the prior year, with operating results also approximately the same at a loss of $7,036,000 compared to a loss of $7,017,000 the prior year. The Company usually reports operating losses in its seasonally light fourth and first fiscal quarters.

Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2020	1/31/2019	1/31/2020	1/31/2019
	(In thousands, except per share data)

Net sales	$26,813	$26,536	$191,063	$200,716
Cost of sales	19,806	20,702	119,388	133,635
Gross profit	7,007	5,834	71,675	67,081
Selling, general administrative & other expense	14,043	12,851	65,760	64,750
Operating income (loss)	(7,036)	(7,017)	5,915	2,331
Pension expense	162	401	726	1,257
Interest expense, net	252	293	2,462	2,191
Income (loss) before income taxes	(7,450)	(7,711)	2,727	(1,117)
Income tax expense (benefit)	(3,140)	(1,262)	345	497
Net income (loss)	$(4,310)	$(6,449)	$2,382	$(1,614)

Net income (loss) per share - basic (a)	$(0.28)	$(0.42)	$0.15	$(0.10)
Net income (loss) per share - diluted	$(0.28)	$(0.42)	$0.15	$(0.10)

Weighted average shares outstanding - basic (a)	15,654	15,486	15,590	15,421
Weighted average shares outstanding - diluted	15,654	15,486	15,694	15,421

(a) In periods of net loss, net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

			1/31/2020	1/31/2019
Current assets			$58,342	$63,111
Non-current assets			80,650	60,002
Current liabilities			25,118	32,125
Non-current liabilities			59,056	33,961
Stockholders' equity			54,818	57,027

The Company ended the fiscal year in a strong financial position to weather the current COVID-19 pandemic, which was just being reported from China as the Company’s fiscal year ended in January. Key balance sheet items including accounts receivable, inventory, and debt were all stronger compared to the prior year-end. Perhaps of greater importance, the Company’s preferred forward-looking indicator of overall business activity is virtually equal to early spring of last year. As of this writing, YTD Shipments + Unshipped Backlog, an internal company metric that combines actual shipments plus the orders that are expected to be shipped by fiscal year-end was 3.2% lower at April 28, 2020 compared to April 28, 2019. Management is cautiously optimistic that these numbers reflect plans by local schools across the country to re-open by late summer.

Because education is deemed essential and Virco is a key supplier to educational institutions in all 50 states, the Company’s selling efforts, distribution, and factories have remained operational during the COVID-19 restrictions. Employees including sales and office staff that can work from home are doing so, while factory operations have been re-configured to maintain proper social distancing with numerous hand-washing stations. As of this writing, the Company has no reported cases of COVID-19 among its workforce.

While business activity remains stable and employee attendance and general health are both very good, Management cautions that these favorable trends may not continue through summer. Much remains to be learned both about the novel coronavirus and the broader social and economic impacts of the programs put in place to combat it. The Company will issue an update on market conditions with its First Quarter financial report in early June.

Virco Chairman and CEO Robert Virtue commented on the full year results: “Our concerns about the risks of extended supply chains had encouraged us to begin strengthening our vertical model long before last year’s contentious tariff negotiations. As tensions grew, we accelerated our efforts, little suspecting that a global pandemic would further impact those supply chains. Our efficiencies improved and we were able to operate with lower inventories while still achieving very high levels of on-time delivery and installation. These efforts strengthened our customer relationships and left us with a healthier balance sheet to navigate the uncertainties of the coming year.”

Virco President Doug Virtue elaborated: “As schools look forward toward re-opening, we look forward to supporting them. We’ve taken special care to preserve our capacity by keeping our experienced workforce fully employed while practicing social distancing and doing remote work when possible. Schools play a critically important social role, and by inference, so do our employees. Their collective knowledge is unmatched, and their dedication is inspiring. They did a great job last year under challenging conditions, and I expect their performance to shine even brighter in the coming months.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, supply chain and workforce; business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2020 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.